                                                                    Exhibit 12.1


                              ELSINORE CORPORATION

           Computation of Ratio of Earnings to Combined Fixed Charges

                             (Dollars in Thousands)

                             Three               Years ended December 31,
                             months     ---------------------------------------------
                             ended
                           March 31,
                             1995        1994    1993      1992      1991      1990
                           ---------   -------  ------    ------    ------    ------
                          (Unaudited)
Amortization of             $  194     $   594  $  187    $  141    $  131    $  129
 debt discount and
 issuance costs
Capitalized interest            --          --      --        --        --        --
Portion of rentals             850       3,313   2,958     2,913     2,607     2,686
 representing interest
Interest Expense:
  Debt                       2,293       9,086   4,256     3,124     3,858     4,736
  Prior-period taxes           458         885   1,385       213       313       599
                            -------    -------  ------    ------    ------    ------
Combined fixed              $3,795     $13,878  $8,786    $6,391    $6,909    $8,150
 charges                    =======    =======  ======    ======    ======    ======

Earnings - pretax
 income with
 applicable
 adjustments                $  337       3,702  $7,158    $4,800    $6,336    $9,744
                                --          --      --        --        --      1.20
Earnings deficiency          4,132      10,176  $1,628    $1,591    $  573    $   --
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